Exhibit 99.1

For Immediate Release

MERCER INTERNATIONAL INC. ANNOUNCES EARLY TENDER RESULTS AND RECEIPT

OF CONSENTS FROM A MAJORITY OF HOLDERS OF ITS

9.500% SENIOR NOTES DUE 2017

NEW YORK, NY, November 26, 2014 – Mercer International Inc. (Nasdaq: MERC, TSX: MRI.U) (the “Company”) today announced that, as part of its previously announced cash tender offer and consent solicitation (the “Tender Offer and Consent Solicitation”) for any and all of its outstanding 9.500% Senior Notes due 2017 (the “Notes”), it has received tenders and consents for approximately $299,437,000 aggregate principal amount of the Notes, representing approximately 89.6% in principal amount of the outstanding Notes, which were validly tendered by 5:00 p.m., New York City time, on November 25, 2014 (the “Consent Time”). The Company expects, subject to the satisfaction of the conditions set forth in the Offer to Purchase and Consent Solicitation dated November 12, 2014 (the “Offer to Purchase”) pursuant to which the Tender Offer and Consent Solicitation was made, to accept for purchase and settle all Notes validly tendered prior to the Consent Time on or about November 26, 2014.

The consents are sufficient to give effect to all of the proposed amendments (the “Proposed Amendments”) to the indenture governing the Notes (the “Indenture”) as set forth in the Offer to Purchase and the related Letter of Transmittal, pursuant to which the Tender Offer and Consent Solicitation are being made. The Proposed Amendments eliminate substantially all of the restrictive covenants, certain events of default and related provisions in the Indenture. The Company has executed a supplemental indenture (the “Supplemental Indenture”) containing the Proposed Amendments to the Indenture. The Supplemental Indenture is binding on all holders of Notes, even those whose Notes are not purchased in the Tender Offer and Consent Solicitation. The Supplemental Indenture provides that the Proposed Amendments will become operative upon payment of the consent fee described in the Offer to Purchase to each holder delivering (and not revoking) a valid consent on or prior to the Consent Time.

Holders who have not yet tendered their Notes may tender until 11:59 p.m., New York City time, on December 10, 2014, unless the Tender Offer and Consent Solicitation is extended or earlier terminated by the Company. The withdrawal deadline for the Tender Offer and Consent Solicitation has passed and any Notes tendered may only be withdrawn to the extent required by applicable law. The completion of the Tender Offer and Consent Solicitation is subject to the satisfaction or waiver by the Company of a number of conditions, as described in the Offer to Purchase, including the consummation by the Company of a new debt financing.

The Company has retained Credit Suisse Securities (USA) LLC to serve as the dealer manager and solicitation agent for the Tender Offer and Consent Solicitation. Questions regarding the Tender Offer and Consent Solicitation may be directed to Credit Suisse Securities (USA) LLC, Attn: Liability Management Group, at (212) 538-2147 or (800) 820-1653 (toll free). Requests for documents may be directed to D.F. King & Co., Inc., the information agent and tender agent for the Tender Offer and Consent Solicitation, at (877) 361-7968 (toll free) or (212) 269-5550. The Tender Offer and Consent Solicitation are being made only through the Offer to Purchase and the related Letter of Transmittal. Holders of Notes are urged to read the Offer to Purchase carefully before making any decisions with respect to the Tender Offer and Consent Solicitation because it contains important information, including the terms and conditions of the Tender Offer and Consent Solicitation. None of the Company, the dealer manager and solicitation agent or the information agent and tender agent makes any recommendation as to whether or not Notes should be tendered pursuant to the Tender Offer and Consent Solicitation, and no one has been authorized by any of them to make such a recommendation.

Mercer International Inc. is a global pulp manufacturing company. To obtain further information on the Company, please visit its web site at http://www.mercerint.com. Information found on the Company’s website is not incorporated herein by reference.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. In particular, statements about our plans or intentions regarding the completion of the Tender Offer and Consent Solicitation are forward-looking statements and may not necessarily occur. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our reports filed with the Securities and Exchange Commission.

APPROVED BY:

Jimmy S.H. Lee

Chairman & President

(604) 684-1099

David M. Gandossi, CPA, CA

Executive Vice-President &

Chief Financial Officer

(604) 684-1099